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                     February 21, 2023

       Anqiang Chen
       Financial Controller
       Tuniu Corporation
       Tuniu Building No. 32
       Suningdadao, Xuanwu District
       Nanjing, Jiangsu Province 210042
       The People   s Republic of China

                                                        Re: Tuniu Corporation
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-36430

       Dear Anqiang Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation